Exhibit 99.1

Town Sports International Holdings, Inc.

Names Terry G. Kew Chief Operating Officer

Former Executive for Global Fitness Company Joins TSI

NEW YORK, March 12, 2012 (PR NEWSWIRE) — Town Sports International Holdings, Inc. (“TSI” or the “Company”) (NASDAQ: CLUB) today announced the appointment of Terry G. Kew as Chief Operating Officer. In his new role, which will begin in April, Terry will be responsible for all fitness club operations for the Company, reporting to the CEO, Robert Giardina. He will advise on strategy to ensure the Company’s continued growth and dedication to quality and service and oversee the Company’s innovative fitness programs, well-trained staff, and continual facility improvement.

Terry brings more than 20 years of fitness operations and management experience at multi-unit fitness companies, including the global fitness company Fitness First, where he spent eight years serving as COO before being promoted to the Global Senior Executive team in 2008. During his 14 year tenure, he was responsible for managing revenue growth, optimizing costs and improving the member experience. Under Terry’s leadership, Fitness First achieved more than $1 billion in revenue across 21 countries, 540 clubs, and one million members.

“We’re very excited to have Terry join our team as COO,” Bob Giardina commented. “I’ve known him for over ten years and few people in the industry have his expertise and outstanding record of success. His skills coincide perfectly with what’s truly at the core of our business – our employees and our members. We look forward to his experience and passion to help further the expansion of TSI.”

About Town Sports International Holdings, Inc.

New York-based Town Sports International Holdings, Inc. is a leading owner and operator of fitness clubs in the Northeast and mid-Atlantic regions of the United States and, through its subsidiaries, operated 160 fitness clubs as of December 31, 2011, comprising 108 New York Sports Clubs, 25 Boston Sports Clubs, 18 Washington Sports Clubs (two of which are partly-owned), six Philadelphia Sports Clubs, and three clubs located in Switzerland. These clubs collectively served approximately 523,000 members. For more information on TSI, visit http://www.mysportsclubs.com.

Contact Information:

Lisa Hufcut

(212) 246-6700 x1442

lisa.hufcut@town-sports.com

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